Exhibit 14

Purpose of Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct will serve as a guide for all of our employees. We expect everyone related to Sono-Tek to always put integrity first in conducting their business activities and this guide sets the bar at the highest level.

Who Must Follow the Code?

We expect all employees, Board members, contractors, consultants, and others who may be temporarily assigned to do work or services for Sono-Tek to adhere to the Code in connection with their work for us. We also have the same expectations of our clients and business partners.

What If I Have a Code Related Question or Concern?

If you have a question or concern don’t just sit there. You can contact your supervisor, the HR administrator, or, if you are more comfortable to do so, you may sit down with the CFO, the COO or the CEO.

There may be instances where you are uncomfortable talking to an employee of Sono-Tek. In those cases, you should feel free to talk to any of our independent Board members. Their contact information is below. All publicly traded companies are required to have a Board of Directors that includes people who are not employees of the Company and who qualify as “independent” under the Securities and Exchange Commission’s definition of that term.

Eric Haskell - ehaskell@erichaskell.com

Carol O’Donnell - cbodesq@aol.com

Don Mowbray – dmowbray@nycap.rr.com

Yossie Riemer - riemery@gmail.com

Phil Strasburg - pas1375@aol.com

No Retaliation

Sono-Tek prohibits retaliation against anyone who brings forward an issue or concern or who participates in an investigation in a possible violation of this Code, Company polices, or the law. If you believe that you are being retaliated against, please contact Phil Strasburg, Chairman of our Audit Committee, whose contact information is included in this Code.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company. All of us should avoid conflicts of interest and circumstances that present the appearance of a conflict of interest.

When considering a course of action, ask yourself whether the action that you’re considering could create an incentive for you or appear to create an incentive to benefit yourself, your friends or family or a related business, at the expense of Sono-Tek. If the answer is “yes” the situation is a conflict and you should avoid it.

Following are examples of areas where conflicts often arise:

•	Personal investments in businesses that are competitors, suppliers or customers of Sono-Tek.
•	Outside employment.
•	Business opportunities found through work at Sono-Tek.
•	Inventions of products related to Sono-Tek offerings.
•	Accepting gifts, entertainment and other business courtesies from companies that have business relationships with Sono-Tek.

There can be grey areas and you should consult with your supervisor if you are uncertain about whether actions constitute a conflict.

Financial Integrity and Accurate Record Keeping

This aspect of our business is a core element of a corporation and deals with more than just the accurate reporting of financial information. The money we spend on behalf of Sono-Tek is not ours; it is the Company’s and ultimately our shareholders’. Each person at Sono-Tek—not just those in Finance—has a role in making sure that our money is appropriately spent, our financial records are complete and accurate and internal controls are followed. This happens every time we hire a new vendor, expense a meal, or enter into a deal on Sono-Tek’s behalf. We all must make sure that:

•	You have proper authority where you are the signer for a transaction and that it complies with Sono-Tek policies.
•	There is proper description of transactions so that they can be properly recorded.
•	Sales and expenditures are only made consistent with Sono-Tek policies.

Financial Statements and Public Reporting

Sono-Tek’s shares are traded on the stock market which brings on a whole new level of obligations to the senior executives and, ultimately to all of our employees. That is one of the many reasons that this Code is so important. Certifications must be made as to the effectiveness of the system, and the integrity of the financial statements. Investors and prospective investors make their decisions on this information and have every right to expect it to be fair.

While it might appear that financial reporting or the potential for misreporting financial results is a very sophisticated matter, every employee is an integral member part of the team to ensure that Sono-Tek continues its unblemished record of the highest quality of financial reporting. As is the case with other items in this Code, irregularities should be reported to an immediate supervisor, the CFO or CEO or, the Chairman of the Audit Committee.

Dealing with Competition

We outperform our competition fairly and honestly by developing superior products and providing the highest quality services. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or buying this type of information from past or present employees of other companies. Never make false or misleading statements about Sono-Tek and its products and services or other companies, including competitors and their products and services. Always be accurate, complete and honest. Be sure all comparisons to competitors are substantiated. In certain countries, comparative advertising is prohibited or limited.

Contacts with competitors require extra care. Collaborating with competitors creates risk. It is your responsibility to understand the rules that apply to such activities and to avoid prohibited subjects.

Business Entertainment and Gifts

We recognize that some business entertainment and gifts are customary business practices. We permit that practice so long as:

•	There is no cash giving or receiving.
•	Meals or entertainment are customary, not excessive, and a member of Sono-Tek is in attendance.
•	No laws or regulations or violated.

Any questionable gift or invitation should be discussed with a supervisor, or, if appropriate, a more senior manager.

Health and Safety

We are committed to a violence-free work environment and we will not tolerate any level of violence or the threat of violence in the workplace. Under no circumstances should anyone bring a weapon to work.

We strive to make our work environment free of contagious diseases, such as COVID-19. We encourage any employee who is experiencing symptoms of sickness or is known to have a contagious condition to make appropriate work accommodations through his supervisor or HR.

Our position on substance abuse is simple: It is incompatible with the health and safety of our employees and we don’t permit it. An impaired employee puts everyone at risk. It is every person’s responsibility to report a suspected impaired person. The Company will determine what actions will be taken including testing for substances and it will consider recommending counselling. Sono-Tek will never tolerate an impaired person as part of the work force while they are impaired.

Sono-Tek follows strict safety practices and standards and our rules require that any accident be immediately reported.

Confidential Information

Confidential information includes our trade secrets, marketing plans, sales forecasts, proprietary software, designs, databases, personnel files and salary information, and unpublished financial data and reports, as well as any non-public information.

That information might be of use to competitors or stock manipulators or could be harmful to our customers if disclosed. It also includes information that suppliers and customers have entrusted to us on a confidential basis. Our employees’ obligation not to disclose confidential information is total and it continues even after employment ends.

Protection and Proper Use of Company Assets

We expect our team to treat Sono-Tek assets with the same care that they treat their own possessions. Violating Sono-Tek’s information security policies puts Sono-Tek assets, and assets belonging to others, like client data, at risk. We should all be concerned with possible theft, fraud, waste and misuse, and report improper activity to your supervisor. If you are aware of or suspect an IT or data security issue or incident, or any loss of assets, including data, belonging to Sono-Tek or others, report it immediately to your supervisor.

Payments to Government Personnel

We may never offer or give a gift or payment, no matter how small, to a government official as part of a business dealing. This includes loans, meals, beverages, tickets, entertainment, commemorative items, transportation, lodging, or any other goods or services of value.

In compliance with federal laws we cannot give anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. The laws or customs of other countries in which we operate may be less clear. It is our policy to comply with those laws or customs; however, if a local law or custom seems to contradict the principles described in this Code, contact our CEO or CFO for guidance.

Protecting the Environment

If your job involves processes that affect the environment, such as measuring, recording or reporting discharges and emissions to the environment or handling hazardous waste, always comply with applicable environmental regulations and permits.

Political Activity

Employees are obviously free to be involved in political activities in their personal capacities.

No political activities may be conducted on Company time or involve the use of Company resources, such as telephones, conference rooms, computers, or office supplies. Employees should never pressure other employees to participate in campaign activity or make a personal political contribution. Employees should not ask subordinates to assist with volunteer political activity, such as a fundraising event to be hosted in a personal residence. No political related expenses may be made with Company funds even if they are subsequently reimbursed. Employees interested in serving in an elected or appointed government position should advise the CEO or the CFO before seeking such a position. Employees may not make (or agree to make) a political contribution on behalf of the Company, purchase a ticket to a political fundraising event with Company funds, or allow a political campaign or other group to use Company facilities or property.

Meetings with Government Officials and Candidates

The Company may host an event attended by a government official or candidate for public office; or purchase tickets to an event associated with or honoring a government official; or may invite a government official as a guest of the Company to attend an event sponsored by a charitable, business or trade organization. Employees must obtain the express written approval of the CEO or CFO prior to agreeing to involvement in that type of event.

Reporting Violations of Company Rules

You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures. When an alleged violation of this Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in this Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of this Code or of applicable laws or regulations. It is the Company’s policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code.

Compliance Procedures

The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. The Company’s efforts to ensure adherence to the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with this Code. The Audit Committee and the Company’s independent directors will be responsible for auditing the Company’s compliance with this Code.

When an alleged violation of this Code is reported, the Company shall take prompt and appropriate action. Employees who suspect violations of this Code should immediately inform our CEO, President, CFO and the Chairman of the Audit Committee, who shall collectively assess the situation and determine the appropriate course of action, including whom shall be responsible for investigating the alleged violation.

The CEO shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated this Code, however, if an alleged violation is being addressed by the Audit Committee, the Audit Committee shall be responsible for determining appropriate disciplinary action, in consultation with the CEO, if appropriate. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment.

In the event of a violation of this Code, the CEO, in consultation with the Audit Committee, should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation is being addressed by the Audit Committee, the Audit committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future.

Distribution of This Code and Acknowledgement

This Code will be distributed to all employees and each employee and new hire will acknowledge receipt and that they have read it and understand their obligations under it. The Code will also be distributed to others working with Sono-Tek as described in the “Who Must Follow the Code?” section.